Exhibit 99.1

Investor Contact:
The Investor Relations Group
Erika Moran/Dian Griesel, Ph.D.
Media Contact:  Janet Vasquez
Phone: 212-825-3210

Unigene Reports Financial Results
For First Quarter 2010

BOONTON, N.J. – May 10, 2010 -- Unigene Laboratories, Inc. (OTCBB: UGNE, http://www.unigene.com) has reported its financial results for the quarter ended March 31, 2010.

Revenue for the three months ended March 31, 2010 was $2,533,000, compared to $3,191,000 for the three months ended March 31, 2009.  Revenue for both periods primarily consisted of Fortical sales and royalties.  Fortical sales were $1,289,000 for the three months ended March 31, 2010, compared to $1,309,000 for the three months ended March 31, 2009.  Fortical royalties were $779,000 for the three months ended March 31, 2010, compared to $1,326,000 for the three months ended March 31, 2009.  Fortical sales fluctuate each quarter based upon Upsher-Smith’s ordering schedule.  Fortical royalties fluctuate each quarter based upon the timing, pricing and volume of Upsher-Smith’s shipments to its customers.  Fortical sales and royalties have declined since the launch of competitive products in December 2008.

Total operating expenses were $5,333,000 for the three months ended March 31, 2010, a decrease of $111,000 from $5,444,000 for the three months ended March 31, 2009.  Operating expenses for the three months ended March 31, 2010 include a non-cash inventory reserve charge of $576,000 as well as non-cash equity compensation and depreciation and amortization expenses of $481,000.  Non-cash equity compensation and depreciation and amortization expenses for the three months ended March 31, 2009 were $389,000.

Other expense includes a non-cash loss on change in fair value of the embedded convertible feature of the Victory Park note in the amount of $10,034,000. This loss is due to the fact that the Victory Park note is convertible into shares of our Common Stock and we currently do not have sufficient authorized shares to effectuate a full conversion of the notes.  We have therefore established a liability for the convertible feature based on its fair value determined by a lattice model.  The liability for the convertible feature will be marked to market at the end of each quarter until such time as additional shares are authorized.  The non-cash expense recognized represents the change in the fair value of the convertible feature of the note from the closing date of March 17, 2010 to the balance sheet date of March 31, 2010.  The initial fair value of the convertible feature was $8,599,000 as determined by a lattice model.  The change in fair value was largely determined by the increase in price of our Common Stock from $0.63 at March 16, 2010 (signing date of the agreements) to $0.88 at March 31, 2010.  If and when the increase in authorized shares is approved by our stockholders, we will recognize a gain or loss on the change in fair value determined at the date of approval.  The discount on the Victory Park note is being recognized as interest expense over the three-year term of the note.

Other expense also includes approximately $2,000,000 in closing costs and fees related to the restructuring of our Victory Park debt.

Interest expense was $1,523,000 for the three months ended March 31, 2010, an increase of $458,000 from $1,065,000 for the three months ended March 31, 2009, primarily due to our notes issued to Victory Park.

Net loss for the three months ended March 31, 2010, including the $10,034,000 non-cash loss described above, was $15,947,000, or $.17 per share, compared to a net loss of $3,275,000, or $.04 per share, for the three months ended March 31, 2009.

Cash at March 31, 2010 was $13,437,000, an increase of approximately $8,543,000 from December 31, 2009.  Accounts receivable at March 31, 2010 were $1,712,000, a decrease of approximately $509,000 from December 31, 2009.

Following are recent highlights and developments that will be discussed during Tuesday’s earnings call:

•
On March 16, 2010 we entered into an amended and restated financing agreement with Victory Park.  Under the terms of the restated financing agreement, we issued to Victory Park $33,000,000 aggregate principal amount of three-year, senior secured convertible notes by way of surrender of the three-year, senior secured non-convertible notes previously issued pursuant to the original financing agreement, in the aggregate principal amount of approximately $19,358,000, and by way of cash payment of approximately $13,642,000 for the balance.  Total fees and expenses at closing were approximately $2,007,000.  We therefore received net cash proceeds of approximately $11,635,000.  In addition, under certain circumstances, we may request that Victory Park purchase (which purchase shall be in Victory Park’s sole discretion) up to an additional $3 million aggregate principal amount of convertible notes at one subsequent closing.  The maturity date of the convertible notes has been extended to March 17, 2013 from September 30, 2011 under the original notes.  The convertible notes are secured by a first priority lien on all our current and future assets.  The convertible notes will accrue interest at a rate per annum equal to the greater of the prime rate plus 5% and 15%, which, in the absence of an event of default, shall be capitalized and added to the outstanding principal balance of the convertible notes on each anniversary of the date of issuance other than the maturity date.  The initial conversion rate is calculated by dividing the sum of the principal to be converted plus all accrued and unpaid interest thereon by $0.70 per share, and is subject to adjustment under certain circumstances.  The notes are not currently convertible.  We lack sufficient shares of Common Stock to deliver all of the shares of Common Stock to be issued upon conversion of the notes, therefore we are required to obtain stockholder approval to amend our certificate of incorporation to increase the number of authorized shares.

•
In conjunction with the Victory Park refinancing in March, we restructured our debt with the Levys.  Under the amended notes, the interest rate increased from 9% to 12% as of March 17, 2010.  We are due to make principal payments on these notes of $1,000,000 on May 10, 2010, $500,000 on November 10, 2010 and $250,000 on May 10, 2011.  The balance of all unpaid principal and accrued and unpaid interest is now due on June 18, 2013.

•
Data from IMS indicates that as of February 2010, Fortical® had a 44% share of U.S. nasal calcitonin prescriptions.  Beginning in December 2008, three products have launched which are generic to the innovator product, but not to Fortical. Certain providers have substituted these products for Fortical, causing Fortical sales and royalties to decrease.  Despite the availability of these competing products, Fortical still remains the most frequently prescribed nasal calcitonin product in the U.S.

Unigene will host a conference call tomorrow morning, Tuesday, May 11th at 9:00 AM EDT, to discuss its 2010 first quarter financial results and to provide a Company update.  The Company invites all those interested in hearing management’s discussion to join the call by dialing 877-407-8035 for participants in the United States and 201-689-8035 for international participants.

FINANCIAL TABLES TO FOLLOW

 UNIGENE LABORATORIES, INC.
CONDENSED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$13,437,352	$4,894,210
Accounts receivable	1,712,453	2,221,098
Inventory, net	1,708,746	1,933,012
Prepaid expenses and other current assets	399,224	182,817
Total current assets	17,257,775	9,231,137

Noncurrent inventory	4,201,758	4,989,668
Property, plant and equipment, net	3,538,833	3,679,561
Patents and other intangibles, net	2,566,138	2,467,111
Investment in China joint venture	3,101,403	3,060,151
Investment in Tarsa	--	--
Deferred financing costs, net	243,080	279,892
Other assets	303,200	247,421
Total assets	$31,212,187	$23,954,941

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$811,934	$1,144,396
Accrued expenses	1,633,352	2,106,719
Notes payable – Levys	1,500,000	2,360,628
Accrued interest	--	1,533,360
Current portion - deferred licensing fees	1,353,726	1,326,606
Due to China joint venture partner, net of discount of $18,082 in 2010 and $64,571 in 2009	1,956,918	2,010,429
Total current liabilities	7,255,930	10,482,138

Note payable–Victory Park, net of discount of $9,658,132 in 2010 and $1,357,003 in 2009	23,341,868	18,180,203
Embedded convertible feature	18,633,000	--
Notes payable – Levys, excluding current portion	14,237,518	13,376,889
Accrued interest – to Levys and Victory Park	4,058,775	2,189,242
Accrued expenses, excluding current portion	185,272	277,908
Deferred licensing fees, excluding current portion	9,140,110	9,452,809
Deferred compensation	447,821	437,413
Total liabilities	77,300,294	54,396,602

Commitments and contingencies

Stockholders’ deficit:
Common Stock - par value $.01 per share, authorized 135,000,000 shares, issued 92,141,951 shares in 2010 and 91,730,117 shares in 2009	921,420	917,301
Additional paid-in capital	111,649,053	111,352,807
Accumulated deficit	(158,658,488)	(142,711,769)
Treasury Stock – at cost (9,200 shares in 2010)	(92)	--
Total stockholders’ deficit	(46,088,107)	(30,441,661)
Total liabilities and stockholders’ deficit	$31,212,187	$23,954,941

UNIGENE LABORATORIES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2010	2009

Revenue:
Product sales	$1,288,808	$1,309,453
Royalties	779,143	1,326,155
Licensing revenue	312,690	314,190
Development fees and other	151,861	241,618
	2,532,502	3,191,416

Operating expenses:
Research and development	1,731,379	2,504,190
Cost of goods sold	489,368	478,370
General and administrative	1,740,561	2,278,945
Unallocated facility expenses	796,145	182,527
Inventory reserve	576,021	--
	5,333,474	5,444,032
Operating loss	(2,800,972)	(2,252,616)

Other income (expense):
Loss on change in fair value of embedded convertible feature	(10,034,000)	--
Debt issuance costs	(2,007,534)	--
Interest income	18,018	41,726
Interest expense	(1,522,840)	(1,065,298)
Loss from investment in joint venture	(24,924)	(65,295)
Gain on technology transfer to joint venture	66,176	66,176

Loss before income taxes	(16,306,076)	(3,275,307)
Income tax benefit from sale of NJ tax benefit	359,357	--

Net loss	$(15,946,719)	$(3,275,307)

Loss per share – basic and diluted:
Net loss per share	$(0.17)	$(0.04)

Weighted average number of shares outstanding -
basic and diluted	91,773,184	90,080,066

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs.  Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies.  Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in 2005.  Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline, worldwide rights for its calcitonin manufacturing technology to Novartis and sold worldwide rights (except for China) for its oral calcitonin program to Tarsa Therapeutics, Inc.  Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin and PTH analogs. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics.  For more information about Unigene, call (973) 265-1100 or visit www.unigene.com.  For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects.  Such forward-looking statements include those which express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.  We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements.  These forward-looking statements include statements about the following:  general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other risk factors discussed in our Securities and Exchange Commission filings. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.